Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Smart Online, Inc., a Delaware corporation (the "'Company-), and Bob Dieterle, an individual (the "Employee"), on April 15, 2010, to be effective as of February 1, 2010 (the "Effective Date").

The Company desires to employ the Employee and the Employee desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Employee agree as follows:

1.           EMPLOYMENT, POSITION AND DUTIES. The Company shall employ the Employee and the Employee shall serve the Company on the terms and conditions set forth in this Agreement.

(a)            The Employee shall serve as a full-time employee of the Company as General Manager and Senior Vice President, with such duties and responsibilities as are described on Exhibit A annexed hereto, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the "Board") and the Chief Executive Officer. Notwithstanding anything herein to the contrary. the parties acknowledge and agree that Employee's position shall not entail any policy-making functions within the meaning of Section 3b-7 of the Securities Exchange Act of 1934, as amended, and Employee shall have no authority to hire or dismiss Company personnel.

(b)           The Employee shall devote his loyalty, attention, and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee under this Agreement. use his best efforts to carry out such responsibilities faithfully and efficiently.

(c)           During his employment. the Employee shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Company's prior written consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate or other investment properties for his own benefit which do not create actual or potential conflicts of interest with the Company.

2.           COMPENSATION.

(a)            Base Salary. The Employee's base annual salary initially shall be payable at the annual rate of One Hundred Fifty Thousand Dollars ($150,000), less any applicable taxes and withholdings, payable in accordance with the Company's standard payroll practices. Any salary adjustment shall be subject to approval by the Board in its sole discretion, provided, however, that the Employee shall be entitled to an increase in base annual salary at the annual rate of Ten Thousand Dollars ($10,000), effective at such time as (1) the Company achieves Positive Cash Flow for one (1) full calendar quarter after the date hereof and (2) the Chief Executive Officer of the Company or the Board approve, in writing, a business plan prepared by the Employee containing reasonable assumptions underlying Positive Cash Flow projections for the next three (3) calendar quarters. For purposes hereof, "Positive Cash Flow" for any period shall mean, with respect to such period, that the Company's net earnings (loss) plus (i) interest paid on the Company's Secured Convertible Subordinated Notes and (ii) noncash charges, including depreciation and amortization, as reported in the Company's financial statements as f i led with the Securities and Exchange Commission, exceed zero, excluding non-recurring items of income, gain, loss or expense treated as "extraordinary" items under U.S. Generally Accepted Accounting Principles, and without giving effect to the operation of any business operations commenced or acquired by the Company after the date hereof that are outside the scope of Employee's management duties, as determined by the Board.

(b)           Other Benefits. The Employee may participate in all medical, dental, disability, insurance, 401(k), pension and other employee benefit plans and programs which may be made available from time to time to Company employees at the Employee's level, provided, however, that the Employee's participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time. For so long as Employee is employed by the Company. the Company will compensate Employee for the cost of additional premiums. plus any taxes that Employee is required to pay on account of such compensation, that Employee pays pursuant to the Company's existing group life insurance plan to purchase additional coverage of up to $300,000 on the life of Employee.

(c)            Vacation. The Employee shall be entitled to paid vacation of fifteen (15) days from the Effective Date until December 31, 2010, and thereafter, twenty (20) days each calendar year, and shall be paid for any unused portion of accrued vacation upon termination of employment hereunder as provided in Sections 4 and 5. Unused vacation days in any year shall not carry over to the next year and, to the extent not used, shall be forfeited.

(d)           Stock Award Agreement. Contemporaneously with the execution of this Agreement, the Employee shall he granted an award of up to Fifty Thousand (50,000) shares of common stock of the Company, par value $.001 per share ("Common Stock"), whose issuance is conditioned on the Company meeting certain financial criteria. The terms of such award are as set forth in the Stock Award Agreement between the Company and Employee.

(e)           Stock Options.                               Contemporaneously with the execution of this Agreement. the Employee shall he granted stock options to purchase up to Seventy Five Thousand (75.000) shares of Common Stock (the "Options"). The Options shall vest and become exercisable over a period of four (4) years, in increments of twenty-five percent (25%) per year. as set forth in the Nonqualified Stock Option Agreement between the Company and the Employee, which agreement sets forth the other terms of such Options.

(f)             Bonus.    In January of each year the Board will review the profitability of the Company for the preceding calendar year. Provided the Employee is then employed with the Company. the Employee shall be entitled to receive annual bonuses in the amounts set forth on Schedule I attached hereto, to be paid subject to the conditions and at the times set forth therein.

3.           TERM AND TERMINATION OF EMPLOYMENT. Notwithstanding anything herein to the contrary, Employee shall be employed on an “AT WILL" basis. The period of Employee's employment hereunder is referred to as the "Term", and shall be subject to the following provisions:

(a)           Death of Employee. The Employee's employment and this Agreement shall terminate automatically upon the Employee's death.

(b)           Without Cause. During the Term of this Agreement, the employment relationship hereunder may be terminated at any time without Cause by the Company.

(c)           With Cause. The Company may terminate the Employee's employment immediately for Cause.  For purposes of this Agreement, "Cause" means:

(i)         Any act or omission of the Employee constituting misconduct or negligence, fraud, misappropriation, embezzlement, conflict of interest or competitive business activities, including without limitation any arrest on criminal charges;

(ii)          any chemical dependence which materially adversely affects the performance of his duties and responsibilities to the Company;

(iii)           breach of the Employee's fiduciary obligations to the Company, if any, in a material respect:

(iv)           the Employee's material breach of the Company's policies or any material provision of this Agreement:

(v)          the Employee's misconduct resulting in substantial loss to the Company or damage to the reputation of the Company: or

(vi)           the Employee's material violation of securities laws, rules or regulations.

4.           OBLIGATIONS OF THE COMPANY UPON TERMINATION PRIOR TO A CHANGE IN CONTROL.

(a)           Termination by the Company without Cause. If the Company terminates the employment of the Employee without Cause prior to a Change in Control, as defined herein,

(i)         the Company shall pay the Employee the portion of his base salary in effect at the time of termination as he may be entitled to receive for services rendered prior to the date of such termination:

(ii)          the Company shall pay the Employee for any unused portion of his vacation in a lump sum in the second scheduled payroll following the date of termination; and

(iii)             in the event the Employee has been employed pursuant to this Agreement for more than six (6) consecutive months prior to such termination.

1.      the Company shall pay the Employee an amount (less any applicable taxes and withholdings) equal to the Employee's then current monthly salary for a period of three (3) months following the date of termination, payable in substantially equal installments in accordance with the Company's standard payroll practices. For purposes of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), as applicable, each installment payment shall be considered to be a separate payment. If the total amount of payments due the Employee under this Section should exceed the maximum amount permitted to be paid under a separation pay plan exempt from regulation under Section 409A pursuant to Treasury Regulations Section 1 .409A-1 (b)(9)(iii), then the entire amount in excess of such maximum amount shall be paid in a lump sum no later than two and one-half (2 V2) months following the end of the calendar year in which the Employee's employment terminated, and

2.      the Company shall pay the monthly premium for continuation of Employee's coverage under the Company's medical insurance plans, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, for a period of three (3) months following the date of termination.

(b)           Termination on Account of Death or with Cause. If this Agreement terminates on account of Employee's death or i f the Company terminates the employment of the Employee with Cause, the Company shall pay the Employee or his beneficiary such compensation as is set forth in subsections (a)(i) (amounts due at termination) and (a)(ii) (unused vacation) above.

5.           CHANGE IN CONTROL.

(a)           If, during the Term and following Employee's employment for six (6) consecutive months under this Agreement. a Change in Control (as defined in subsection (b) below) is consummated, as a result of which all of the Company's shareholders, based on their share ownership, receive proceeds consisting of cash and/or securities ("Change of Control Proceeds") valued at less than Five Dollars ($5.00) per share for their Common Stock (prior to taking into account any stock dividends, stock splits or other recapitalization events after the date hereof), and within twelve (12) months following the Change in Control. (x) the Employee's employment is terminated by the Company or the surviving entity, as applicable, without Cause, or (y) the Employee terminates his employment for "Good Reason" (as definedbelow), then the Company shall pay to the Employee (i) the amounts set forth in Sections 4 (a)(i)-(ii) above, plus (ii) an amount equal to Employee's then-current base salary that would have been paid to him from the date of such termination through the 12-month anniversary of the Change of Control. payable in a lump sum within thirty (30) days of' the effective date of termination of employment, provided, however, that if the Change of Control Proceeds are valued at an amount equal to or greater than Five Dollars ($5.00) per share (prior to taking into account any stock dividends, stock splits or other recapitalization events after the date hereof), and within twenty four (24) months following the Change in Control the Employee's employment is terminated by the Company or the surviving entity, as applicable, without Cause, the Company shall pay to the Employee (i) the amounts set forth in Sections 4(a)(i)-(ii) above, plus (ii) an amount equal to Employee's then-current base salary that would have been paid to him from the date of such termination through the 24-month anniversary of the Change of Control (less any applicable taxes and withholdings), payable in a lump sum within thirty (30) days of the effective date of termination of employment.

(b)           For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

(i)         the date on which any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934. as amended (the "Exchange Act"), other than: (i) the Company; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company: (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company: or (iv) the existing holders of capital stock of the Company as of the effective date hereof or their respective affiliates, is or becomes the "beneficial owner' (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

(ii)          on the condition that the transaction is consummated, the date the shareholders of the Company approve a definitive agreement or plan for: (A) a merger, share exchange, consolidation or reorganization involving the Company and any other corporation or other entity as a result of which securities representing more than fifty percent (50%) of the combined voting power of the Company or of the surviving or resulting corporation or entity are held in the aggregate by persons different than the persons holding those securities (including their affiliates) immediately prior to such transaction: or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

(c)            For purposes of this Section 5, "Good Reason" shall mean the Employee's resignation on account of any of the following conditions having arisen without his consent and after having given the Company written notice of the existence of such condition within thirty (30) days of the initial existence of the condition, which condition is not remedied by the Company within thirty (30) days of the Company's receipt of such written notice: (i) a material diminution in the Employee's authority or responsibilities: (ii) a material diminution in the Employee's base salary: (iii) relocation of the Employee's office to a location more than fifty (50) miles outside of Research Triangle Park, North Carolina: or (iv) any material breach of this Agreement by the Company.

6.            EXPENSES. The Company shall reimburse the Employee for reasonable and necessary expenses incurred by the Employee in the furtherance of the Company's business in accordance with such procedures as the Company may from time to time establish. To facilitate the work and availability of Employee, the Company shall provide the Employee with reasonable  and necessary cellular communications for business use.

7.            EMPLOYEE REPRESENTATION. The Employee represents and warrants that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement. the performance of duties hereunder or other rights of the Company hereunder.

8.           COVENANT NOT TO COMPETE. The Employee covenants that during the Term of his employment hereunder and for so long as he is entitled to any payments under Section              4(a)(iii)               and Section                       5(a)          (the "Noncompetition Period") and within the "Noncompetition Area" below, he shall not, directly or indirectly, as owner, employee, stockholder, principal, agent, consultant, trustee or otherwise or through the agency of any corporation, partnership, association, or other entity (other than the Company) compete with the Company in the "Business" as defined below.

(a)            For purposes of this Agreement, the "Noncompetition Area" shall be the United States of America.

(b)           For the purposes of this Agreement, "Business" shall include any business, service, or product engaged in, provided or produced by the Company from the date of this Agreement to the date of the termination of the Employee's employment with the Company, including, but not limited to, (i) the business of development, production, marketing, design, manufacturing, leasing or selling software related to business plans, accounting, or legal services for use by small businesses, whether for use by professionals or consumers. (ii) the business of development, marketing and operation of a business services Internet portal for use by small businesses, and other products or services related to any of the foregoing: (iii) providing web-hosted applications and technology infrastructure syndication and/or (iv) any other business conducted by the Company immediately prior to the date of termination of Employee's employment or in which the Company shall at the time of termination of Employee's employment with the Company be actively preparing for. For purposes of the foregoing definition of "Business," a "small business" is any business enterprise with fewer than 100 employees and a "business services Internet portal" is a web site providing users with multiple online business resources covering broad topics for small businesses such as, for example only. marketing, financial management, legal, and business strategies using databases, online documents, reference material, chat rooms, newsgroups, hyperlinking or other information tools.

9.           NONSOLICITATION COVENANT. The Employee covenants that during the Noncompetition Period he shall not directly or indirectly, on behalf of himself or on behalf of any other person, firm, partnership, corporation, association or other entity, call upon any of the customers or clients of the Company for the purpose of soliciting or providing any product or service similar to that provided by the Company nor will he, in any way, directly or indirectly. for himself, or on behalf of any other person, firm, partnership, corporation, association, or other entity solicit, divert or take away. or attempt to solicit, divert, or take away any of the customers, clients, business, or patrons of the Company. The Employee further covenants that during the Noncompetition Period he shall not, directly or indirectly, as principal, agent, consultant, trustee or through the agency of any corporation, partnership, association, or agency, induce or attempt to induce any person to leave the employ of the Company

10.           NONDISCLOSURE COVENANT.

(a)           The parties acknowledge that the Company is an enterprise whose success is attributable largely to the ownership. use and development of certain valuable confidential and proprietary information (the "Confidential Data"), and that the Employee's employment with the Company will involve the Employee's access to and work with such information. The Employee acknowledges that his relationship with the Company is a confidential relationship. The Employee covenants and agrees that (i) he shall keep and maintain the Confidential Data in strictest confidence, and (ii) he shall not, either directly or indirectly, use any Confidential Data for his own benefit, or divulge, disclose, or communicate any Confidential Data in any manner whatsoever to any person or entity other than the employees or agents of the Company having a need to know such Confidential Data, and only to the extent necessary to perform their responsibilities on behalf of the Company, and other than in the performance of the Employee's duties in the employment by the Company. The Employee's agreement not to disclose Confidential Data shall apply to all Confidential Data, whether or not the Employee participated in the development thereof. Upon termination of employment for any reason, the Employee will return to the Company all Company documents, notes, programs, data and any other materials (including any copies thereof) in his/her possession.

(b)           For purposes of this Agreement, the term "Confidential Data" shall include any and all information related to the business of the Company, or to its products, sales or businesses which is not general public knowledge, specifically including (but without limiting the generality of the foregoing) all financial and accounting data: computer software: processes: formulae: inventions: methods: trade secrets: computer programs: engineering or technical data, drawings, or designs; manufacturing techniques; patents, patent applications, copyrights and copyright applications (in any such case, whether registered or to be registered in the United States of America or elsewhere) applied for, issued to or owned by the Company: information concerning pricing and pricing policies; marketing techniques; suppliers. methods and manner of operations. and information relating to the identity, needs and location of all past. present and prospective customers. The parties stipulate that as between them the above-described matters are important and confidential and gravely affect the successful conduct of the business of the Company and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

11.           INVENTIONS. All inventions, designs, improvements and developments made by the Employee, either solely or in collaboration with others, during his employment with the Company, whether or not during working hours, and relating to any methods. apparatus or products which are manufactured, sold, leased, used or developed by the Company or which pertain to the Business (the "Developments"), shall become and remain the property of the Company. The Employee shall disclose promptly in writing to the Company all such Developments. The Employee acknowledges and agrees that all Developments shall be deemed "works made for hire" within the meaning of the United States Copyright Act, as amended, If, for any reason, such Developments are not deemed works made for hire, the Employee shall assign, and hereby assigns, to the Company, all of the Employee’s right, title and interest (including, but not limited to, copyright and all rights of inventorship) in and to such Developments. At the request and expense of the Company, whether during or after employment hereunder, the Employee shall make, execute and deliver all application papers, assignments or Instruments, and perform or cause to be performed such other lawful acts as the Company may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents (including reissues. continuations and extensions thereof) and copyrights related to such Developments or in vesting in the Company full legal title to such Developments. The Employee shall assist and cooperate with the Company or its representatives in any controversy or legal proceeding relating to such Developments, or to any patents, copyrights or trade secrets with respect thereto. If for any reason the Employee refuses or is unable to assist the Company in obtaining or enforcing its rights with respect to such Developments, the Employee hereby irrevocably designates and appoints the Company and its duly authorized agents as the Employee's agents and attorneys-in-fact to execute and file any documents and to do all other lawful acts necessary to protect the Company's rights in the Developments. The Employee expressly acknowledges that the special foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive (i) the Employee's death or incompetency and (ii) any termination of this Agreement.

12.           INDEPENDENT COVENANTS. Each of the covenants on the part of the Employee contained in paragraphs 9, 10 and 11 of this Agreement shall be construed as an agreement independent of each other such covenant. The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any such covenant.

13.           REASONABLENESS: INJUNCTION. The Employee acknowledges that the covenants contained in this Agreement are reasonably necessary and designed for the protection of the Company and its business, and that such covenants are reasonably limited with respect to the activities prohibited, the duration thereof. the geographic area thereof, the scope thereof and the effect thereof on the Employee and the general public. The Employee further acknowledges that violation of the covenants would immeasurably and irreparably damage the Company, and by reason thereof the Employee agrees that for violation or threatened violation of any of the provisions of this Agreement, the Company shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to any injunction to be issued by any court of competent jurisdiction enjoining and restraining the Employee from committing any violation or threatened violation of this Agreement. The Employee consents to the issuance of such injunction. Furthermore, the Company shall, in addition to any other rights or remedies available to it. at law or otherwise, be entitled to reimbursement of court costs. attorneys' fees, and other expenses incurred as a result of a breach of this Agreement. The Employee agrees to reimburse the Company for such expenses promptly following a final determination that the Employee has breached this Agreement. In the event of a final determination that Employee has not breached this Agreement, the Company agrees to reimburse the Employee for his court costs and attorneys' fees promptly following such determination.

14.           DELAYED DISTRIBUTION TO KEY EMPLOYEES. If the Company determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company's sole discretion, that the Employee is a Key Employee of the Company on the date of his separation from service with the Company and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement and not otherwise exempt from Section 409A shall be delayed for a period of six (6) months (the "409A Delay Period"). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to the Employee during the 409A Delay Period shall be paid to the Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, "Key Employee" shall mean an employee who, on an identification Date ("Identification Date" shall mean each December 3 1) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If the Employee is identified as a Key Employee on an Identification Date, then the Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

15.           MISCELLANEOUS.

(a)           This Agreement shall be subject to and governed by the substantive laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. The Employee hereby submits to the jurisdiction and venue of the state and federal courts of North Carolina.

(b)           The Company's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision.

(c)           This Agreement may not be modified except by an agreement in writing executed by the parties.

(d)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

(e)           This Agreement may be assigned by the Company, but it is not assignable by Employee.

(t)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the acquirer of all or substantially all of the Company's business or assets.

(g)           This Agreement expresses the whole and entire agreement between the parties and supersedes and replaces any prior employment agreement, understanding or arrangement between Company and the Employee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS "HEREOF. the parties have executed this Employment Agreement as of the day and year first written above.

COMPANY:

SMART ONLINE, INC.

By: /s/ Dror Zoreff, Chairman

EMPLOYEE:

/s/ Bob Dieterle

SCHEDULE 1

TO
EMPLOYMENT AGREEMENT
BETWEEN

SMART ONLINE, INC. AND BOB DIETERLE

Pursuant to Section 2(f) of the Agreement, on the condition that Employee is employed by the Company as of the last day of a calendar year during the Term (a "Target Year"), the Employee shall be entitled to receive, within thirty (30) days of the Company's filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (the "Form 10-K") for such Target Year, a cash bonus ("Cash Bonus") calculated as follows::

1. A Bonus equal to five percent (5%) of the Company's Tier I Profits for such Target Year. "Tier I Profits" means any Net Profits (as defined below) of the Company to the extent such amounts represent Net Profits in excess of One Million Dollars ($1,000.000), and less than or equal to Two Million Dollars ($2,000.000), plus

2. A Bonus equal to four percent (4%) of the Company's Tier 2 Profits for such Target Year. "Tier 2 Profits" means any Net Profits of the Company to the extent such amounts represent Net Profits in excess of Two Million Dollars ($2,000,000), and less than or equal to Three Million Dollars ($3,000,000), plus

3. A Bonus equal to two percent (2%) of the Tier 3 Profits for such Target Year. "Tier 3 Profits" means any Net Profits of the Company to the extent such amounts represent Net Profits in excess of Three Million Dollars ($3,000,000).

"Net Profits" means net earnings as set forth in the Company's audited financial statements included in the Form 1 0-K. excluding non-recurring items of income, gain, loss or expense treated as "extraordinary" items under U.S. Generally Accepted Accounting Principles, and without giving effect to the operation of any business operations commenced or acquired by the Company after the date hereof that are outside the scope of' Employee's management duties, as determined by the Board.